Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference of our reports dated March 25, 2008 on the Annual Report on Form 20-F of ABN AMRO Holding N.V. for the year ended December 31, 2008, filed on March 27, 2009 and the Report on Form 6-K of ABN AMRO Holding N.V. dated September 28, 2009 restating certain segment disclosure in the Annual Report on Form 20-F, in the Registration Statement and the related Prospectus of ABN AMRO Holding N.V. and ABN AMRO Bank N.V. dated September 29, 2009.

Amsterdam, The Netherlands
September 29, 2009

/s/ Ernst & Young Accountants LLP